SYSCO Corporation                                                   NEWS RELEASE
1390 Enclave Parkway
Houston, Texas 77077-2099
(281) 584-1390

                                                      FOR MORE INFORMATION
                                            CONTACT:  Toni R. Spigelmyer
                                                      Assistant Vice President,
                                                      Investor & Media Relations

       SYSCO Declares Two-For-One Stock Split, Increases Cash Dividend and
                 Approves Eight-Million-Share Repurchase Program

     Houston, November 3, 2000 - SYSCO Corporation (NYSE: SYY), North America's largest foodservice marketing and distribution organization, announced today that the Board of Directors has declared a two-for-one stock split, increased the quarterly cash dividend and approved the repurchase of eight million shares of the company's stock.

     The stock split is payable December 15, 2000, in the form of a 100 percent stock dividend, to shareholders of record November 15, 2000. The quarterly cash dividend, which was increased to $0.14 per share, or $0.07 per share on a post-split basis, will be payable January 26, 2001 to shareholders of record January 5, 2001. The new rate represents a 17 percent increase above the current quarterly cash payout of $0.12 per share.

     Directors also authorized the repurchase of eight million shares of common stock. The Board last approved the repurchase of eight million shares in July 1999 and approximately three million shares are remaining on that authorization. The new authorization will result in a total of 11 million shares (on a pre-split basis) authorized for repurchase.

     Charles H. Cotros, chairman and chief executive officer, said, "The stock dividend is the ninth declared during SYSCO's 30-year history as a public company, and follows 100 percent stock dividends paid in 1982, 1986, 1989, 1992 and 1998. SYSCO has been enjoying excellent sales growth and double-digit earnings per share increases for the past six fiscal years, and the price of SYSCO's stock has risen along with investors' confidence in management's ability to continue to achieve the market share gains and operating efficiencies that have favorably impacted our performance."


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     Mr. Cotros also reflected that the cash dividend  increase is the 32nd that has been approved in the company's history. "The decision to increase the quarterly dividend indicates the Board's confidence that SYSCO generates significant cash flow to continue dividend payments after investing sufficient capital to grow our business," he said.

     Commenting on SYSCO's past performance and opportunities for ongoing success, Richard J. Schnieders, president and chief operating officer, said SYSCO's commitment to providing unsurpassed customer service and products has been and will continue to be instrumental to the company's success. "Our 40,000 plus employees, located across the continental United States, Alaska and Canada, have served as the foundation for our success. Together with our valued suppliers, we have been able to consistently satisfy the requirements of our customers who prepare meals away from home," he said. "The future growth opportunities for our industry and for SYSCO remain compelling. Going forward, SYSCO is committed to leading the foodservice distribution industry by maintaining its focus on providing quality products and unequaled customer service, developing and utilizing innovative technologies and doing whatever is necessary to help our customers succeed."

     SYSCO Corporation is the largest foodservice marketing and distribution organization in North America, providing food and related products and services to about 356,000 customers. The SYSCO distribution network, supported by more than 40,000 employees, currently extends throughout the entire contiguous United States, Alaska, the District of Columbia, Hawaii and portions of Canada. For the fiscal year ended July 1, 2000, the company reported sales of $19.3 billion.



Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They include statements regarding SYSCO's ability to increase market share and operating efficiencies, as well as its ability to generate significant cash flow to continue dividend payments after investing sufficient capital to grow its business and anticipated industry growth. These statements are based on management's current growth expectations and estimates; actual results may differ materially due to certain risks and uncertainties. For example, the company's ability to increase market share and operating efficiencies and generate significant cash flow may be affected by competitive price pressures, availability of supplies, work stoppages, successful integration of acquired companies, conditions in the economy, industry growth and internal factors, such as the ability to control expenses. Industry growth may be affected by changes in general economic conditions. For a discussion of these and other factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2000 as filed with the Securities and Exchange Commission.


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